Exhibit 99.1

MoSys, Inc. Reports Third Quarter 2015 Financial Results

Achieved Record Quarter of New Design Wins

SANTA CLARA, Calif.--(BUSINESS WIRE)--November 4, 2015--MoSys, Inc. (NASDAQ: MOSY), a leader in semiconductor solutions that enable fast, intelligent data access for network and communications systems, today reported financial results for the third quarter ended September 30, 2015.

Third Quarter and Recent Developments

  Achieved record number of quarterly design wins, including additional wins with an existing Tier One customer and multiple new design wins with both new and existing Bandwidth Engine® and LineSpeed™ customers;
  Taped out Bandwidth Engine® 3 and announced the first three devices in this new product family;
  Introduced the new LineSpeed Flex 100G PHY product family; and
  Ended the quarter with total cash and investments of $25.5 million.

Management Commentary

"The third quarter was our best design win quarter to date, primarily driven by our Bandwidth Engine products," commented Len Perham, president and CEO of MoSys. "These additional design wins with both new and existing customers expand the number of applications we serve, while broadening our customer base and increasing the scope of our market penetration. We now anticipate that we will exceed our corporate goal to double design wins year over year.

"Our product portfolio is also increasing. We taped out Bandwidth Engine 3 in the quarter and recently announced the first three ICs in this new product family, including the MSRZ30 designed for use with the EZchip NPS-400 network processor. We also introduced a new family of LineSpeed Flex 100G PHY ICs comprised of five new devices and have customer engagements in process."

Mr. Perham concluded, "In summary, during the quarter, we achieved further progress by broadening our customer base, significantly increasing our design win count and introducing new products that will expand our market opportunities. The design wins secured in 2012 and 2013 have begun to ramp into early production volumes. While production ramp rates can vary, we anticipate this upward trend will continue as we move into 2016. We remain encouraged by the total number of design wins secured in the quarter, as well as the high level of activity in our sales funnel. With a broader range of applications benefiting from our high-performance products and solutions, we are well positioned to achieve additional progress going forward."

Third Quarter Results

Total net revenue for the third quarter of 2015 was $1.0 million, consistent with the previous quarter and compared with $1.1 million reported in the third quarter of 2014.

Third quarter 2015 total revenue included product revenue of $0.6 million as compared with $0.5 million in the second quarter of 2015 and $0.4 million in the year ago period. Royalty and other revenue for the third quarter of 2015 was $0.5 million, consistent with the previous quarter and compared with $0.7 million in the third quarter of 2014.

Gross margin for the third quarter of 2015 was 22 percent, compared with 43 percent in the second quarter of 2015 and 61 percent for the third quarter of 2014. The sequential decrease in gross margin was due primarily to a $0.2 million reserve recorded in the quarter to cost of goods sold for slow-moving Bandwidth Engine 1 inventory.

Total operating expenses on a GAAP basis for the third quarter of 2015 were $10.3 million, compared with $7.3 million in the previous quarter and $9.2 million for the third quarter of 2014. The sequential increase in operating expenses was primarily due to tape-out expenses for Bandwidth Engine 3 and LineSpeed products. The Company does not expect to incur additional tape-out expenses in 2015, but may incur additional tape-out expenses in 2016. Third quarter 2015 operating expenses included $0.8 million in amortization of intangible assets and stock-based compensation expense.

GAAP net loss for the third quarter of 2015 was $10.1 million, or ($0.15) per share, compared with a net loss of $6.9 million, or ($0.11) per share, in the previous quarter and a net loss of $8.5 million, or ($0.17) per share, for the third quarter of 2014. Non-GAAP net loss for the third quarter of 2015 was $9.3 million, or ($0.14) per share, which excludes amortization of intangible assets and stock-based compensation expense. Earnings per share for the third quarter of 2015 were computed using approximately 65.3 million weighted shares on a GAAP and non-GAAP basis. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

Financial Results Webcast / Conference Call

MoSys will host a conference call and webcast with investors today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss the third quarter financial results. Investors and other interested parties may access the call by dialing 1-855-779-0042 in the U.S. (+1-631-485-4856 outside of the U.S.), and entering the pass code 60387256 at least 10 minutes prior to the start of the call. In addition, an audio webcast will be available through the MoSys Web site at http://www.mosys.com. A telephone replay will be available for two business days following the call at 1-855-859-2056 in the U.S. (+1-404-537-3406 outside of the U.S.), pass code of 60387256.

Use of Non-GAAP Financial Measures

To supplement MoSys' consolidated financial statements presented in accordance with GAAP, MoSys uses non-GAAP financial measures that exclude from the statement of operations the effects of stock-based compensation and amortization of recorded intangible assets. MoSys' management believes that the presentation of these non-GAAP financial measures is useful to investors and other interested persons because they are one of the primary indicators that MoSys' management uses for planning and forecasting future performance. MoSys' management believes that the presentation of non-GAAP financial measures that exclude these items is useful to investors because management does not consider these charges part of the day-to-day business or reflective of the core operational activities of the company that are within the control of management or that would be used to evaluate management's operating performance.

Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is provided in a table below the Condensed Consolidated Statements of Operations. The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. For additional information regarding these non-GAAP financial measures, and management's explanation of why it considers such measures to be useful, refer to the Form 8-K dated November 4, 2015, that the company filed with the Securities and Exchange Commission.

Forward-Looking Statements

This press release may contain forward-looking statements about the company, including, without limitation, anticipated benefits and performance expected from our IC products and the company's future markets and future business prospects. Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited, to the following:

  achieving additional IC design wins;
  commencing volume shipments of Bandwidth Engine ICs;
  the timing of customer orders and product shipments;
  our ability to enhance our existing proprietary technologies and develop new technologies;
  achieving necessary acceptance and adoption of our IC architecture and interface protocols by potential customers and their suppliers;
  difficulties and delays in the development, production, testing and marketing of our ICs;
  reliance on our manufacturing partners to assist successfully with the fabrication of our ICs;
  availability of quantities of ICs supplied by our manufacturing partners at a competitive cost;
  our lack of recent experience as a fabless semiconductor company making and selling proprietary ICs;
  level of intellectual property protection provided by our patents, the expenses and other consequences of litigation, including intellectual property infringement litigation, to which we may be or may become a party from time to time;
  vigor and growth of markets served by our customers and our operations; and
  raising additional capital to fund our ongoing cash requirements in 2016; and

other risks identified in the company's most recent report on Form 10-K filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

About MoSys, Inc.

MoSys, Inc. (NASDAQ: MOSY) is a fabless semiconductor company enabling leading equipment manufacturers in the networking and communications systems markets to address the continual increase in Internet users, data and services. The company's solutions deliver data path connectivity, speed and intelligence while eliminating data access bottlenecks on line cards and systems scaling from 100G to multi-terabits per second. Engineered and built for high-reliability carrier and enterprise applications, MoSys' Bandwidth Engine® and LineSpeed™ IC product families are based on the company's patented high-performance, high-density intelligent access and high-speed serial interface technology, and utilize the company's highly efficient GigaChip® Interface. MoSys is headquartered in Santa Clara, California. More information is available at www.mosys.com.

Bandwidth Engine, GigaChip and MoSys are registered trademarks of MoSys, Inc. in the US and/or other countries. LineSpeed and the MoSys logo are trademarks of MoSys, Inc. All other marks mentioned herein are the property of their respective owners.

MOSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net Revenue
Product	$565	$437	$1,288	$1,993
Royalty and other	457	716	1,504	2,241
Total net revenue	1,022	1,153	2,792	4,234

Cost of Net Revenue
Product and other	793	447	1,593	2,046
Total cost of net revenue	793	447	1,593	2,046

Gross Profit	229	706	1,199	2,188

Operating Expenses
Research and development	8,793	7,507	21,475	20,993
Selling, general and administrative	1,547	1,689	4,711	4,976
Total operating expenses	10,340	9,196	26,186	25,969

Loss from operations	(10,111)	(8,490)	(24,987)	(23,781)

Other income, net	19	30	71	115
Loss before income taxes	(10,092)	(8,460)	(24,916)	(23,666)

Income tax provision	13	23	60	65

Net loss	$(10,105)	$(8,483)	$(24,976)	$(23,731)

Net loss per share
Basic and diluted	$(0.15)	($0.17)	($0.41)	($0.48)

Shares used in computing net loss per share
Basic and diluted	65,317	49,634	61,486	49,441

MOSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	September 30,	December 31,
	2015	2014

Assets
Current assets:
Cash, cash equivalents and investments	$23,182	$23,549
Accounts receivable, net	426	177
Inventories	1,264	881
Prepaid expenses and other	1,369	887
Total current assets	26,241	25,494

Long-term investments	2,269	2,245
Property and equipment, net	860	854
Goodwill	23,134	23,134
Intangible assets, net	362	655
Other assets	394	244
Total assets	$53,260	$52,626

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$378	$495
Accrued expenses and other	2,057	2,350
Total current liabilities	2,435	2,845

Long-term liabilities	249	241

Stockholders' equity	50,576	49,540

Total liabilities and stockholders' equity	$53,260	$52,626

MOSYS, INC.
Reconciliation of GAAP to Non-GAAP Net Loss and Net Loss Per Share
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

GAAP net loss	$(10,105)	$(8,483)	$(24,976)	$(23,731)
Stock-based compensation expense
-Research and development	590	786	2,151	2,653
-Selling, general and administrative	230	288	713	943
Total stock-based compensation expense	820	1,074	2,864	3,596

Amortization of intangible assets	28	250	293	750

Non-GAAP net loss	$(9,257)	$(7,159)	$(21,819)	$(19,385)

GAAP net loss per share	$(0.15)	$(0.17)	$(0.41)	$(0.48)
Reconciling items
-Stock-based compensation expense	0.01	0.02	0.05	0.07
-Amortization of intangible assets	-	0.01	0.01	0.02

Non-GAAP net loss per share: basic and diluted	$(0.14)	$(0.14)	$(0.35)	$(0.39)

Shares used in computing non-GAAP net loss per share
Basic and diluted	65,317	49,634	61,486	49,441

CONTACT:
MoSys, Inc.
Jim Sullivan, +1-408-418-7500
CFO
jsullivan@mosys.com
or
Shelton Group, Investor Relations
Beverly Twing, +1-214-272-0089
Sr. Acct. Manager
btwing@sheltongroup.com